Exhibit 10.34--Executive Officer Compensation



          1. Upon the request of Stephen H. Wacknitz, CEO, President and Chairman, the Employment Agreement of Mr. Wacknitz was modified, effective January 1, 2006, to reduce his annual incentive bonus from 6% to 5% of Temecula Valley Bancorp Inc. (the "Company") net income before income taxes and bonuses, payable by the Bank.
          2. Mr. Wacknitz's annual base salary was increased from $350,000 to $400,000.
          3. The annual base salary of James Andrews, Executive Vice President/Real Estate Industries Group, was increased from $180,000 to $210,000. For calendar year 2006, Mr. Andrews' annual incentive bonus will be based upon the following: 2% of the pre-tax post bonus net income of the Bank's Real Estate Industries Group.
          4. The annual base salary of Thomas Shepherd, Executive Vice President and Chief Credit Officer, was increased from $180,000 to $210,000.